EXHIBIT 5.1
April 7, 2009
The Management Network Group, Inc.
7300 College Blvd., Suite 302
Overland Park, KS 66210
Re:	The Management Network Group, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to The Management Network Group, Inc., a Delaware corporation (the “Company”). The Company has requested that we issue this legal opinion in connection with the filing of the registration statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and regulations promulgated thereunder.
     The Registration Statement relates to the registration under the Act of 400,000 shares of the Company’s common stock, $0.001 par value (the “Common Shares”), to be issued pursuant to The Management Network Group, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”).
     As the basis for the opinions hereinafter expressed, we have examined the Registration Statement, the ESPP, the Certificate of Incorporation of the Company and such other instruments, documents and certificates of the Company’s officers and public officials as we have deemed necessary or appropriate for purposes of the opinions expressed herein. We have relied on such certificates with respect to certain factual matters that we have not independently established.
     Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that if and when such Common Shares are issued in the manner permitted by the ESPP, such Common Shares will be legally issued and fully paid and non-assessable.
     The opinions expressed herein are qualified in the following respects:
(A)	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(B)	We have assumed that the provisions of the Company’s Certificate of Incorporation will not be amended after the date hereof.

(C)	We have assumed that upon issuance such shares together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed 100,000,000 shares, and that the consideration paid for such shares complies with the applicable provisions of the Delaware General Corporation Law and the Delaware Constitution regarding the form and amount of consideration required for valid issuance of capital stock.

(D)	The opinions expressed in this letter are limited in all respects to the laws of the United States of America and the Delaware General Corporation Law (which as used herein includes the statutory provisions contained therein, the Delaware Constitution and judicial opinions interpreting these laws).
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or other rules and regulations of the Securities and Exchange Commission issued thereunder.
     We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Respectfully submitted,
/s/ Stinson Morrison Hecker llp
STINSON MORRISON HECKER llp